UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	July 18, 2006

Verticalnet, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Pennsylvania	000-25269	23-2815834
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

400 Chester Field Parkway, Malvern, Pennsylvania		19355
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(610) 240-0600

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 2.04 Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement.

As previously reported, on May 18, 2006, Verticalnet, Inc. (the "Company") issued a senior subordinated discounted promissory note in the principal amount of $5.3 million (the "Note") to an institutional investor (the "Investor"). Pursuant to the Note, interest on the principal amount of the Note accrues at 6% per annum (the "Rate"). However, if the Company was not able to obtain the consent of the holders of the Company’s senior secured convertible promissory notes issued in August 2005, to permit the Company to grant a subordinated lien and security interest in all of the Company’s and its subsidiaries’ assets to the Investor by June 18, 2006 (the "Consent"), the Rate would increase to 12% per annum (the "Rate Increase"). Although the Company was unable to obtain the Consent by June 18, 2006, the Investor granted the Company a conditional waiver (the "Conditional Waiver") to the Rate Increase if prior to July 18, 2006, the Company was able to enter into an agreement with a third party, satisfactory to the Investor, with respect to certain potential liabilities. Because the Company was not able to enter into such an agreement by July 18, 2006, pursuant to the Note and the Conditional Waiver, the interest rate on the Note increased from 6% per annum to 12% per annum retroactively effective to June 18, 2006.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Verticalnet, Inc.

July 24, 2006	By:	Gene S. Godick

Name: Gene S. Godick
Title: Executive Vice President and Chief Financial Officer